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Exhibit 12.1
Hexcel Corporation
Computation of Ratio of Earnings to Fixed Charges


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
                                                                                                                 Nine Months Ended
                                                                       For the year ended December 31,             September 30,
                                                           ------------------------------------------------------------------------
                                                              1993       1994       1995       1996      1997      1998     1997
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                    (dollars in thousands)
Income (loss) from continuing operations before income
taxes                                                       (73,848)   (24,494)     6,514   (15,754)    50,752    76,288    31,941

Interest expense, including amortization of debt issuance
costs                                                         8,862     11,846      8,682    21,537     25,705    23,167    18,288
Portion of rental expense deemed to represent interest        1,177      1,225        957     1,541      1,520     1,197     1,140
                                                            ----------------------------------------------------------------------
   Total fixed charges                                       10,039     13,071      9,639    23,078     27,225    24,364    19,428

Earnings before fixed charges                               (63,809)   (11,423)    16,153     7,324     77,977   100,652    51,369

Fixed charges                                                10,039     13,071      9,639    23,078     27,225    24,364    19,428

Ratio of earnings to fixed charges                             --         --         1.7x      --         2.9x      4.1x      2.6x

Deficiency of earnings to fixed charges                      73,848     24,494       --      15,754       --        --        --
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